EXHIBIT 7

                        LASALLE FINANCIAL PARTNERS, L.P.
                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                             ______________________
                            Telephone (616) 344-4993
                            Facsimile (616) 382-2382


                                  March 3, 1998

   Mr. Roger P. Weise
   HMN Financial, Inc.
   101 North Broadway
   Spring Valley, Minnesota 55975

   Dear Mr. Weise:

   On behalf of La Salle Financial Partners, Limited Partnership, please be advised that the Partnership hereby withdraws its notice of intent to nominate Howard T. Stewart for election to the Board of Directors of HMN Financial, Inc., at the 1998 annual meeting of shareholders. The Partnership intends to solicit proxies for the election of Thomas A. Burton for election to the Board of Directors, and the Partnership's notice of intent to nominate Thomas A. Burton remains in effect, as submitted.

   Sincerely,

   LA SALLE FINANCIAL PARTNERS, L. P.

   /s/ Richard J. Nelson

   Richard J. Nelson
   La Salle Capital Management, Inc.
   General Partner

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